Exhibit 10.1

AMENDMENT

Texas Capital Bancshares, Inc. (“TCBI”) and George F. Jones, Jr. (“Executive”) are parties to a Retirement Transition Agreement and Release (the “Agreement”) dated as of June 11, 2013 (the “Agreement”) providing, among other things, for Executive to transition his position as President and Chief Executive Officer of TCBI effective as of December 31, 2013 to his successor (the “Separation Date”). This amendment agreement (the “Amendment”) is entered into pursuant to the Agreement

Subject to, and conditioned upon, the execution and delivery by Executive of the release agreement attached to the Agreement as Exhibit A (the “Release”) within thirty (30) days of the Separation Date, Section 2(b) of the Agreement provides that, except as otherwise provided by Section 2(b)(1) and Section 2(b)(3) of the Agreement, all restricted stock units, stock appreciation rights, or stock options previously granted to Executive and outstanding as of the Separation Date will continue to be governed by the terms and conditions of the underlying award agreements for each such grant, provided, however, that, subject to and conditioned upon, the execution and delivery by Executive of the Release, TCBI agreed to:

(a)	amend the following restricted stock unit agreements to which Executive and TCBI are parties (the “RSU Agreements”) to provide that such awards shall not be forfeited on the Separation Date, and shall continue to vest in accordance with their terms:

Performance Award Agreement under the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan with respect to 29,535 Performance Units dated February 21, 2012;

Performance Award Agreement under the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan with respect to 62,959 Performance Units dated January 10, 2011; and

Performance Award Agreement under the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan with respect to 20,704 Performance Units dated March , 2013; and

(b)	subject to Section 7 of the Agreement, amend that certain Stock Appreciation Rights Agreement dated April 24, 2006 by and between TCBI and Executive relating to the appreciation in 5,137 shares of TCBI’s common stock (the “SAR Agreement”) to provide that such stock appreciation rights shall remain outstanding, and exercisable until 5 p.m. on April 24, 2016 (or, if earlier, until the date Executive violates any of the Surviving Provisions (as defined in Section 7 of the Agreement).

Executive has executed and delivered the Release to TCBI as contemplated by the Agreement, dated December 31, 2013. Pursuant to Section 4 of the Release Executive has seven (7) calendar days following the execution of the Release to revoke his acceptance of the Release (the “Revocation Period”). Neither the Release nor this Agreement will become effective or enforceable, and the amendments to the RSU Agreements and SAR Agreement described herein will not become effective, until after the revocation period has expired without Executive’s revocation of the Release. The date upon which the Release and this Amendment become effective and non-revocable by the Executive is referred to in this Amendment as the Amendment Effective Date. If Executive revokes the Release within the Revocation Period, this Amendment will become void and of no legal effect.

Subject to the conditions expressly stated in this Amendment, each of the RSU Agreements is hereby amended, as of the Amendment Effective Date, to provide that such awards will not be forfeited on the Separation Date, and shall continue to vest in accordance with their respective terms. Subject to the conditions expressly stated in this Amendment, the SAR Agreement is hereby amended, as of the Amendment Effective Date, to provide that such awards will not be forfeited on the Separation Date, and such stock appreciation rights shall remain outstanding, and exercisable until 5 p.m. on April 24, 2016 (or, if earlier, until the date Executive violates any of the Surviving Provisions (as defined in Section 7 of the Agreement).

This Amendment shall be binding upon the Company (and its successors and assigns) and upon Executive and his heirs, spouse, representatives, successors and assigns. This Amendment shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas. The Company and Executive agree that the language on this Amendment shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties. Venue of any litigation arising from this Amendment shall be in a court of competent jurisdiction in a state or federal court located in Texas.

Should any provision of this Amendment be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Amendment shall not be affected and such provisions shall remain in full force and effect. This Amendment may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the parties hereto. Failure to exercise and/or delay in exercising any right, power or privilege in this Amendment shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the parties hereto.

IN WITNESS WHEREOF, TCBI and Executive evidence their agreement to the foregoing terms and conditions by their signatures.

George F. Jones, Jr.	Larry L. Helm,
Chair of the Board of Directors of TCBI

Date:	Date:

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